                                                                    Exhibit 21.1


                     SUBSIDIARIES OF MEDIS TECHNOLOGIES LTD.


                                     JURISDICTION OF        NAME UNDER WHICH SUBSIDIARY
         SUBSIDIARY                   INCORPORATION                DOES BUSINESS
-----------------------------------  ---------------     -----------------------------------
Medis Inc.                              Delaware         Medis Inc.

Medis El Ltd.                           Israel           Medis El Ltd.

More Energy Ltd.                        Israel           More Energy Ltd.

New Devices Engineering A.K.O. Ltd.     Israel           New Devices Engineering A.K.O. Ltd.